Exhibit 8.1

Seward & Kissel llp ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K Street, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

November 19, 2019

Global Ship Lease, Inc.
c/o Global Ship Lease Services Limited
25 Wilton Road
London SW1V 1LW

Re: 8.00% Senior Unsecured Notes Due 2024
Ladies and Gentlemen:

We have acted as special counsel to Global Ship Lease, Inc., a corporation organized under the laws of the Republic of the Marshall Islands (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations promulgated thereunder, of $31,625,000 aggregate principal amount of the Company’s 8.00% Senior Unsecured Notes due 2024 (the “Notes”), including up to $4,125,000 aggregate principal amount of Notes that may be purchased pursuant the underwriters’ option to purchase additional Notes, pursuant to a registration statement on Form F-3 (File No. 333-234343), declared effective by the U.S. Securities and Exchange Commission (the “Commission”) on November 7, 2019 (the “Registration Statement”), and the prospectus contained therein (the “Base Prospectus”), as amended and supplemented by a prospectus supplement dated November 14, 2019 (the “Prospectus Supplement”, and together with the Base Prospectus, the “Prospectus”). The Notes will be issued pursuant to an indenture dated as of November 19, 2019 (the “Base Indenture”), as amended and supplemented by the First Supplemental Indenture dated as of November 19, 2019 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and Wilmington Savings Fund Society, FSB, as Trustee, and sold by the Company pursuant to the Underwriting Agreement, dated November 14, 2019, between the Company and B. Riley FBR, Inc., as representative of the several underwriters named therein (the “Underwriting Agreement”).
In formulating our opinion, we have examined (a) the Registration Statement, including the Prospectus, (b) the Indenture, (c) the form of the Notes attached to the Supplemental Indenture, (d) the Underwriting Agreement, and (e) the originals, or copies identified to our satisfaction, of such corporate records and corporate actions of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed necessary as a basis for the opinions expressed below. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the genuineness of the signatures of persons signing all documents, the persons identified as officers of the Company are serving as such and, as to factual matters, the truth, accuracy and completeness of the information, representations and warranties contained in the Registration Statement, including the Prospectus, the Underwriting Agreement and such other documents, agreements and instruments.

Based on and subject to the foregoing and the other assumptions, exclusions and qualifications in this letter, and in particular, on the representations, covenants, assumptions, conditions and qualifications described in the Prospectus Supplement under the heading “Tax Considerations,” we hereby confirm that the opinions and discussions of United States federal income tax matters and Marshall Islands tax matters expressed in the Prospectus Supplement in the section entitled “Tax Considerations” are our opinions and accurately state our views as to the tax matters discussed therein.
Our opinions are based on the current provisions of the U.S. Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect.  No opinion is expressed on any matters other than those specifically referred to above.
We hereby consent to the filing of this opinion as an exhibit to the Company’s Report on Form 6-K to be filed with the Commission on the date hereof and incorporated by reference into the Registration Statement, and to each reference to us under the heading “Tax Considerations” in the Prospectus Supplement, without admitting we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP